Exhibit (d)(7)

RECIPROCAL CONFIDENTIALITY AGREEMENT

THIS AGREEMENT made the 20th day of May, 2009.

BETWEEN:

VITERRA INC.

AND

DAKOTA GROWERS PASTA COMPANY, INC.

WHEREAS the parties hereto (individually, a “Party”, collectively, the “Parties” and in each case, including their respective Representatives (as hereinafter defined)) have agreed to disclose certain Confidential Information to each other for the purpose of assessing possible business transactions (the “Project”);

AND WHEREAS disclosure of any such Confidential Information of either Party to competitors of that Party or to the general public would be highly detrimental to that Party;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements of the Parties herein contained, it is agreed between the Parties as follows:

1.                                       The expression “Confidential Information”, without limiting the generality of the generally accepted meaning of the term, shall include any and all information relating to the Party providing the information (the “Provider”) disclosed to the receiving Party (the “Recipient”), including without limitation, any business, technical, marketing, financial or other information, whether written, graphic, electronic or oral, howsoever or whensoever obtained by the Recipient, directly or indirectly from the Provider, including the fact that the Project is under consideration by the Parties and is being discussed between them, with the exception of the following:

(a)                                  information in the public domain at the time of disclosure to the Recipient;

(b)                                 information that, after disclosure to the Recipient, becomes a part of the public domain through no act or omission of the Recipient or its affiliates (as such term is defined in The Business Corporations Act (Saskatchewan) or their respective directors, officers, employees, agents, Advisors (as hereinafter defined) or other representatives (collectively, the “Representatives”);

c)                                      information that the Recipient or its Representatives can show was lawfully in its possession or the possession of its Representatives prior to its receipt thereof from the Provider;

(d)                                 information received in good faith by the Recipient from a third party who was lawfully in possession of and had the right to disclose the same;

(e)                                  information required by any government laws, rules or regulations, by any governmental or regulatory authorities or any stock exchange having jurisdiction over the Recipient, provided the Recipient shall exercise its best efforts to ensure that such information shall be accorded confidential treatment and provided further that prior written notice of any intended disclosure shall be given to the Provider and, if requested, the Recipient and its Representatives shall provide all reasonable assistance to the Provider in respect of any application the Provider may make or undertake for an order or waiver exempting the disclosure of such information; and

(f)                                    information which the Provider has provided its prior written consent for the disclosure by the Recipient or its Representatives thereof;

provided that any combination of the information which comprises part of the Confidential Information shall not be deemed to be excluded as Confidential Information hereunder merely because individual parts of that information were within the public domain or within the prior lawful possession of the Recipient or its Representatives as provided for hereunder unless the combination itself was within the public domain or in the prior lawful possession of the Recipient or its Representatives or was so lawfully received by them as provided for hereunder. For the purposes of this Agreement, “Advisors” means attorneys, accountants, bankers and financial advisors retained by a Party to provide advice, analysis, assistance or other services in connection with the Project.

2.                                       The Recipient covenants with the Provider as follows:

(a)                                  To hold all Confidential Information in strict confidence and not cause or permit the disclosure of any Confidential Information to or the use of it by any individual or entity other than those Representatives who need to know the Confidential Information for the purposes of evaluating the Project, provided that:

(i)                                     The Recipient shall notify each of its Representatives of the obligations contained herein with respect to the confidentiality of Confidential Information and restrictions on use;

(ii)                                  The Recipient shall direct each of its Representatives to exercise a level of care sufficient to preserve the confidentiality of the Confidential Information and shall direct each such person to abide by the terms and conditions of this Agreement, and will take all reasonable steps to ensure that Confidential Information is not disclosed by any of such persons to any other person or used in a manner contrary to this Agreement. The Recipient shall maintain a record of the Representatives who have been provided access to any Confidential Information; and

(iii)                               Notwithstanding the foregoing, the Recipient and its Representatives shall not disclose Confidential Information to any customer or competitor of either Party.

It is agreed that the Recipient shall be responsible to the Provider for losses, costs, claims, damages and expenses under this Agreement for any disclosure or use of any Confidential Information to or the use of it by any such persons or third parties gaining access to the Confidential Information through such persons or the Recipient where such disclosure or use of the Confidential Information would not be permitted by the Recipient pursuant to the terms of this Agreement;

(b)                                 To not use the Confidential Information for any purpose whatsoever other than to make an informed evaluation and decision with respect to the Project;

(c)                                  To return to the Provider all documents and materials provided hereunder as well as all notes, summaries or copies of such material, or, at a Provider’s direction, destroy all such documents and materials and have such destruction certified, by a senior officer of the Recipient in writing, provided that the Recipient shall have the option to destroy rather than to return any analyses, compilations, notes, notations or summaries of Confidential Information made by it or its Representatives which may contain information of a confidential nature to the Recipient.

3.                                       The Recipient hereby agrees that all covenants herein are reasonable and valid and waives all defences to the strict enforcement thereof and agrees that the Recipient shall be responsible for any breach of this Agreement by the Recipient and any of its Representatives.

4.                                       Unless otherwise agreed to in writing, all documents and materials containing or embodying Confidential Information shall remain the property of the Provider and the Provider retains all intellectual property rights in the Confidential Information it discloses at all times and for all purposes including the copyright in any material(s) the Recipient or its Representatives produce relating to the Confidential Information. This Agreement shall in no way be construed as the granting of a license by either Party to the other Party, either directly or indirectly, of rights in or to the subject matter of any Confidential Information or any patents or applications.

5.                                       Each Party acknowledges and agrees that neither the other Party nor any of its Representatives represents or warrants the accuracy or completeness of the Confidential Information and such Party and its Representatives shall not be responsible for any losses or damages sustained by the Party in reliance upon or any use of such Confidential Information. Each Party acknowledges and agrees that it will rely on its own investigation, due diligence and analysis in evaluating the Confidential Information and the Project and in satisfying itself as to all matters relating to the Project.

6.                                       Each Party acknowledges and agrees that neither the other Party nor any of its employees, agents, advisors or other representatives will have any contact with representatives of the other Party other than representatives designated by such Party in writing for the purpose of obtaining Confidential Information or obtaining other disclosure in respect of the Project.

7.                                       Each Party agrees that without the written consent of the other Party, the Party and its affiliates will not, directly or indirectly (other than through the normal course of the advertising of employment opportunities) solicit the current employees of the other Party to whom this Party has been directly or indirectly introduced, identified or otherwise has contact with as a result of the consideration of the Project as long as they are employed by the other Party, and will not directly or indirectly induce such employees to terminate their employment during the period in which there are discussions conducted amongst the Parties pursuant to the Project and for a period of one year thereafter; provided, however, that such restrictions shall not apply to the employment of any employee of a Party where such employee initiates discussions regarding employment with the other Party without any solicitation by the other Party.

8.                                       Each Party acknowledges that a breach of any of the provisions of this Agreement may result in immediate and irreparable damage to the other Party and that money damages would not be a sufficient remedy for any breach and agrees that in the event of such breach, such other Party shall, in addition to any other right of relief, be entitled to such equitable relief including, without limitation, relief by way of temporary or permanent injunction and to such other relief that any court of competent jurisdiction may deem just and proper.

9.                                       This Agreement shall not be construed as granting expressly or by implication during its term or thereafter any rights with respect to any Confidential Information disclosed pursuant to this Agreement (other than as provided hereby). It is understood and agreed by the Recipient that no failure or delay by the Provider or its Representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any right (equitable or otherwise), power or privilege hereunder.

10.                                 Except as required by applicable law, neither Party shall disclose to anyone that they have entered into this Agreement, or the subject matter hereof, other than to its respective Representatives who have a need to know the same.

11.                                 The Recipient hereby agrees to and shall indemnify and save harmless the Provider and its Representatives from and against any and all claims, liabilities, damages, costs, losses and expenses to or which any third party may suffer, sustain or incur in respect of all matters or things which may arise out of any act or omission directly or indirectly related to any breach by the Recipient or its Representatives of this Agreement or resulting from the unauthorized use or disclosure of the Confidential Information by the Recipient or its Representatives.

12.                                 If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceability will not affect the enforceability of the balance of this Agreement and all provisions of this Agreement shall, if alternative interpretations are applicable, be construed so as to preserve the enforceability hereof.

13.                                 This Agreement expresses the entire agreement between the Parties hereto with respect to the communication and delivery of the Confidential Information and shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns hereunder.

14.                                 Except for the obligations expressed herein, neither Party shall be committed or liable to the other in any way with respect to any future business relationships or the matters discussed pursuant to this Agreement unless and until a formal written contract with respect thereto is executed by appropriate officers of each Party pursuant to due authorization, or subject to due ratification, by their respective boards of directors. Neither Party shall have any liability to the other Party in the event that, for any reason whatsoever, no such formal written contract is executed.

15.                                 This Agreement shall not be assignable or otherwise transferable by either Party without the written consent of the other.

16.                                 This Agreement may not be terminated by either Party, unless mutually agreed upon by the Parties in writing. Notwithstanding any such termination of this Agreement, the obligations of confidentiality and limited use shall apply for a period of five (5) years from the date first above written. The other obligations set forth herein shall expire according to their own terms and if no term is given shall be continuing and shall survive the terminations of any discussions or negotiations between the Parties.

17.                                 No amendment to the terms and conditions of this Agreement shall be valid and binding unless made in writing and signed by the Parties.

18.                                 This Agreement shall be construed in accordance with the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein, and each of the Parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Saskatchewan.

19.                                 This Agreement may be executed in one or more counterparts and by facsimile each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

20.                                 Notices: All notices or other communications under this Agreement shall be in writing (which includes facsimile) and may be given by personal delivery (which includes delivery by courier), mail or by facsimile, at the addresses and facsimile numbers set out below or such other addresses or facsimile numbers or such other addresses or facsimile numbers as a Party may advise the other Party of in accordance with this section:

Viterra Inc.
2625 Victoria Avenue
Regina, SK S4T 7T9
Telephone: (306) 569-4200
Fax: (306) 569-5133
Attention: Senior Vice President & General Counsel/Corporate Secretary

Dakota Growers Pasta Company, Inc. One Pasta Avenue
Carrington, ND 58421
Telephone:	701-652-2855
Fax: 701-652-3552
Attention:	Tim Dodd
President & CEO

FOR: VITERRA INC.		FOR: DAKOTA GROWERS PASTA COMPANY, INC.

Name	Karl Gerrand	Name	Tim Dodd

Signature	/s/ Karl Gerrand	Signature	/s/ Tim Dodd